KING MERGER SUB II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$178,460	$135,746
Accounts receivable, net of allowance of $7,729 at September 30, 2019 and $4,877 at December 31, 2018	323,609	309,104
Inventories, net	55,912	62,633
Prepaid and other current assets	21,219	22,357
Total current assets	579,200	529,840
Property, plant and equipment, net of accumulated depreciation of $405,352 at September 30, 2019 and $320,134 at December 31, 2018	636,020	737,292
Other assets:
Intangible assets, net	53,337	115,072
Deferred financing costs, net of accumulated amortization of $3,664 at September 30, 2019 and $2,932 at December 31, 2018	3,842	4,574
Right-of-use asset, net	24,270	—
Other noncurrent assets	15,004	37,676
Total assets	$1,311,673	$1,424,454
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$153,708	$140,109
Payroll and related costs	43,418	48,873
Accrued expenses	82,988	55,430
Current portion of lease liability	6,546	—
Total current liabilities	286,660	244,412
Long-term lease liability	15,181	—
Other long-term liabilities	23,477	26,713
Total liabilities	325,318	271,125
Commitments and contingencies
Stockholders' equity
Common stock, par value of $0.01, 1,000,000,000 shares authorized, 66,030,888 and 66,120,015 issued and outstanding at September 30, 2019 and December 31, 2018, respectively	660	661
Additional paid-in capital	1,290,206	1,273,524
Accumulated other comprehensive loss	(31)	(148)
Retained deficit	(304,480)	(120,708)
Total stockholders' equity	986,355	1,153,329
Total liabilities and stockholders’ equity	$1,311,673	$1,424,454

See accompanying notes to consolidated financial statements

KING MERGER SUB II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$452,663	$567,924	$1,464,514	$1,731,445
Costs and expenses:
Direct costs	372,842	445,466	1,197,694	1,328,065
Selling, general and administrative expenses	76,439	49,870	184,685	175,714
Research and development	1,452	1,294	4,952	4,847
Depreciation and amortization	51,124	60,748	168,974	161,478
Impairment expense	—	—	79,935	—
(Gain) loss on disposal of assets	(263)	1,170	10,456	730
Operating income (loss)	(48,931)	9,376	(182,182)	60,611
Other income (expense):
Interest expense, net	(253)	(669)	(1,042)	(3,282)
Other income (expense), net	(709)	222	(693)	(264)
Total other income (expense)	(962)	(447)	(1,735)	(3,546)
Income (loss) before income taxes	(49,893)	8,929	(183,917)	57,065
Income tax benefit	—	(1,504)	(145)	(2,457)
Net income (loss)	$(49,893)	$10,433	$(183,772)	$59,522
Net income (loss) per common share:
Basic	$(0.77)	$0.16	$(2.82)	$0.89
Diluted	$(0.77)	$0.16	$(2.82)	$0.89
Weighted average common shares outstanding:
Basic	65,143	67,008	65,084	67,153
Diluted	65,143	67,021	65,084	67,184
See accompanying notes to consolidated financial statements

KING MERGER SUB II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$(49,893)	$10,433	$(183,772)	$59,522

Other comprehensive (income) loss:
Foreign currency translation gain, net of tax	25	(97)	117	223
Comprehensive income (loss)	$(49,868)	$10,336	$(183,655)	$59,745
See accompanying notes to consolidated financial statements

KING MERGER SUB II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Other Comprehensive Loss	Retained Deficit	Total
Nine Months Ended September 30, 2019	Number of Shares	Amount, at $0.01 par value
Balance, December 31, 2018	66,120	$661	$1,273,524	$(148)	$(120,708)	$1,153,329
Issuance of restricted stock, net of forfeitures	(14)	—	—	—	—	—
Employee tax withholding on restricted stock vesting	(54)	—	(883)	—	—	(883)
Share-based compensation	—	—	5,852	—	—	5,852
Net loss	—	—	—	—	(23,573)	(23,573)
Foreign currency translation loss, net of tax	—	—	—	(43)	—	(43)
Balance, March 31, 2019	66,052	$661	$1,278,493	$(191)	$(144,281)	$1,134,682
Issuance of restricted stock, net of forfeitures	20	—	—	—	—	—
Employee tax withholding on restricted stock vesting	(17)	—	(202)	—	—	(202)
Share-based compensation	—	—	7,720	—	—	7,720
Net loss	—	—	—	—	(110,306)	(110,306)
Foreign currency translation gain, net of tax	—	—	—	135	—	135
Balance, June 30, 2019	66,055	$661	$1,286,011	$(56)	$(254,587)	$1,032,029
Issuance of restricted stock, net of forfeitures	5	—	—	—	—	—
Employee tax withholding on restricted stock vesting	(29)	(1)	(335)	—	—	(336)
Share-based compensation	—	—	4,530	—	—	4,530
Net loss	—	—	—	—	(49,893)	(49,893)
Foreign currency translation gain, net of tax	—	—	—	25	—	25
Balance, September 30, 2019	66,031	$660	$1,290,206	$(31)	$(304,480)	$986,355
See accompanying notes to consolidated financial statements

KING MERGER SUB II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Other Comprehensive Loss	Retained Earnings	Total
Nine Months Ended September 30, 2018	Number of Shares	Amount, at $0.01 par value
Balance, December 31, 2017	68,547	$686	$1,298,859	$(580)	$22,457	$1,321,422
Cumulative effect from change in accounting principle	—	—	—	—	(13,160)	(13,160)
Issuance of restricted stock, net of forfeitures	(35)	(1)	1	—	—	—
Employee tax withholding on restricted stock vesting	(79)	(1)	(2,184)	—	—	(2,185)
Share-based compensation	—	—	6,526	—	—	6,526
Net income	—	—	—	—	20,594	20,594
Foreign currency translation loss, net of tax	—	—	—	(370)	—	(370)
Balance, March 31, 2018	68,433	$684	$1,303,202	$(950)	$29,891	$1,332,827
Issuance of restricted stock, net of forfeitures	(45)	—	—	—	—	—
Employee tax withholding on restricted stock vesting	(1)	—	(8)	—	—	(8)
Share-based compensation	—	—	4,391	—	—	4,391
Net income	—	—	—	—	28,495	28,495
Foreign currency translation loss, net of tax	—	—	—	690	—	690
Balance, June 30, 2018	68,387	$684	$1,307,585	$(260)	$58,386	$1,366,395
Issuance of restricted stock, net of forfeitures	(55)	$—	$—	$—	$—	—
Shares repurchased and retired	(993)	$(10)	$(20,321)	$—	$—	(20,331)
Employee tax withholding on restricted stock vesting	—	$—	$4	$—	$—	4
Share-based compensation	—	$—	$4,324	$—	$—	4,324
Net income	—	$—	$—	$—	$10,433	10,433
Foreign currency translation loss, net of tax	—	$—	$—	$(97)	$—	(97)
Balance, September 30, 2018	67,339	$674	$1,291,592	$(357)	$68,819	$1,360,728

See accompanying notes to consolidated financial statements

KING MERGER SUB II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2019	2018
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(183,772)	$59,522
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	168,974	161,478
Impairment expense	79,935	—
Provision for doubtful accounts	3,800	1,807
Loss on disposal of assets	10,456	730
Share-based compensation expense	18,102	15,242
Amortization of deferred financing costs	752	2,086
Right-of-use asset expense	6,448	—
Changes in operating assets and liabilities:
Accounts receivable	(18,245)	(57,640)
Inventories	6,806	(1,526)
Prepaid expenses and other current assets	(1,224)	10,853
Accounts payable	18,925	27,326
Payroll related costs and accrued expenses	20,045	(21,059)
Income taxes	2,273	4,552
Other	2,555	(3,074)
Net cash provided by operating activities	135,830	200,297
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(110,611)	(244,263)
Proceeds from disposal of property, plant and equipment and non-core service lines	22,120	30,379
Business acquisition purchase price adjustment	—	1,500
Net cash used in investing activities	(88,491)	(212,384)
Cash flows from financing activities:
Financing costs	—	(3,511)
Employee tax withholding on restricted stock vesting	(1,421)	(2,190)
Shares repurchased and retired	(3,298)	(20,331)
Net cash used in financing activities	(4,719)	(26,032)
Effect of exchange rate changes on cash	94	135
Net increase (decrease) in cash and cash equivalents	42,714	(37,984)
Cash and cash equivalents, beginning of period	135,746	113,887
Cash and cash equivalents, end of period	$178,460	$75,903

See accompanying notes to consolidated financial statements

KING MERGER SUB II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1 - Organization, Nature of Business and Summary of Significant Accounting Policies
Organization and Nature of Business

King Merger Sub II LLC, a Delaware limited liability company (the "Company") is successor in interest to C&J Energy Services, Inc. ("C&J"). On October 31, 2019, NexTier Oilfield Solutions Inc. ("NexTier"), formerly known as Keane Group, Inc. ("Keane"), and C&J completed their merger in accordance with the terms of the Agreement and Plan of Merger, dated as of June 16, 2019 (the "Merger Agreement"), by and among NexTier, C&J and King Merger Sub Corp., a wholly owned subsidiary of NexTier ("Merger Sub"), pursuant to which Merger Sub merged with and into C&J, with C&J surviving the merger as a wholly owned subsidiary of NexTier (the "Merger"), and immediately following the Merger, C&J was merged with and into King Merger Sub II LLC ("LLC Sub"), with LLC Sub continuing as the surviving entity as a wholly-owned subsidiary of NexTier and the successor in interest to C&J. The accompanying unaudited condensed consolidated financial statements is that of C&J prior to the Merger because the Merger was consummated after the period covered by the financial statements included herein. Accordingly, the historical financial information included herein, unless otherwise indicated or as the context otherwise requires, is that of C&J prior to the Merger.
The Company is a leading provider of well construction, well completion, well support and other complementary oilfield services to oil and gas exploration and production ("E&P") companies throughout the continental United States. The Company offers a comprehensive suite of services throughout the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumpdown, cementing, coiled tubing, rig services, fluids management and other completion and well support services. The Company is headquartered in Houston, Texas, and operates across all active onshore basins in the continental United States.
Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation. The accompanying consolidated financial statements have not been audited by NexTier’s independent registered public accounting firm, except that the consolidated balance sheet at December 31, 2018 is derived from audited consolidated financial statements. In the opinion of management, all material adjustments, consisting of normal recurring adjustments, necessary for fair presentation have been included. These consolidated financial statements include all accounts of the Company. All significant intercompany transactions and accounts have been eliminated upon consolidation.
These consolidated financial statements have been prepared according to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") for interim financial information and in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim information. Accordingly, they do not include all of the information and notes required for complete financial statements. In addition, these consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2018, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC. The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year.
Reclassifications. Certain reclassifications have been made to prior period amounts to conform to current period financial statement presentation. These reclassifications did not affect previously reported results of operations, stockholders' equity, comprehensive income or cash flows.
Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used in, but are not limited to, determining the following: allowance for doubtful accounts, valuation of inventory, long-lived assets and intangibles, useful lives used in depreciation and amortization, inventory reserves, litigation reserves, actuarial insurance reserves, income taxes, share-based compensation and right-of-use asset and lease liability. The accounting

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, or as additional information is obtained and as the Company’s operating environment changes.
Cash and Cash Equivalents. For purposes of the consolidated statement of cash flows, cash is defined as cash on-hand, demand deposits and short-term investments with initial maturities of three months or less. The Company maintains its cash and cash equivalents in various financial institutions, which at times may exceed federally insured amounts. Management believes that this risk is not significant. Cash balances related to the Company's captive insurance subsidiaries, which totaled $11.0 million and $19.7 million at September 30, 2019 and December 31, 2018, respectively, are included in cash and cash equivalents in the consolidated balance sheets, and the Company expects to use these cash balances to fund the day to day operations of the captive insurance subsidiaries and to settle future anticipated claims.
Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable are generally stated at the amount billed to customers. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Provisions for doubtful accounts are recorded when it is deemed probable that the customer will not make the required payments at either the contractual due dates or in the future.
Inventories. Inventories are carried at the lower of cost or net realizable value using a weighted average cost flow method. Inventories for the Company consist of raw materials, work-in-process and finished goods, including equipment components, chemicals, proppants, supplies and materials for the Company's operations.
Inventories consisted of the following:

	September 30, 2019	December 31, 2018
	(In thousands)
Raw materials	$1,123	$2,333
Work-in-process	163	1,684
Finished goods	62,743	69,418
Total inventory	64,029	73,435
Inventory reserve	(8,117)	(10,802)
Inventory, net	$55,912	$62,633
Property, Plant and Equipment and Definite-lived Intangible Assets. Property, plant and equipment ("PP&E") are reported at cost less accumulated depreciation. Maintenance and repairs, which do not improve or extend the life of the related assets, are charged to expense when incurred. Refurbishments are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account is relieved and any gain or loss is included in operating income. Definite-lived intangible assets are amortized over their estimated useful lives.
PP&E and definite-lived intangible assets are evaluated on a quarterly basis to identify events or changes in circumstances ("triggering events") that indicate the carrying value of certain assets may not be recoverable. Upon the occurrence of a triggering event, PP&E and definite-lived intangible assets are reviewed for impairment and an impairment loss is recorded in the period in which it is determined that the carrying amount of the assets are not recoverable. With the exception of the C&J trade name, the determination of recoverability is made based upon the estimated undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows independent of the cash flows of other groups of assets with such cash flows to be realized over the estimated remaining useful life of the primary asset within the asset group, excluding interest expense. The Company determined the lowest level of identifiable cash flows that are independent of other asset groups to be primarily at the service line level. The Company's asset groups consist of well support services, fracturing, cased-hole wireline and pumpdown services, cementing and coiled tubing. If the estimated undiscounted future net cash flows for a given asset group are less than the carrying amount of the related assets, an impairment loss is determined by comparing the estimated fair value with the carrying value of the related assets. The impairment loss is then allocated across the asset group's major classifications.

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Prior to the Merger, the C&J trade name was a corporate asset and upon the occurrence of a triggering event, determination of recoverability was made by comparing the carrying amount of the corporate assets with the remaining cash flows available, after taking into consideration the lower level asset groups that benefited from the C&J trade name.
The Company concluded that the softness in the energy equity markets and the consequential negative impact on the Company's market capitalization as of June 30, 2019, when compared to its book value of equity, were significant enough to be considered a triggering event. As a result, a PP&E and definite-lived intangible asset recoverability test was performed on the asset groups in each of the Company’s service lines, and it was determined that the cementing asset group within the Company's Well Construction and Intervention ("WC&I") Services segment yielded an estimated undiscounted net cash flow below the carrying amount of the related assets. The Company estimated the fair value of the PP&E assets based upon replacement cost new, which was then compared to market data and other indications of value, where available, to confirm results obtained by the cost approach. In addition, values were further adjusted for economic obsolescence, while considering scrap value to be the floor value for an asset. The estimated fair value for the cementing asset group was compared to its carrying value, and an impairment charge of $23.7 million was recognized and allocated across the PP&E assets within the asset group. The impairment charge was primarily related to underutilized service equipment within the Company's cementing asset group. See Note 5 - Definite-Lived Intangible Assets for further discussion on the valuation approach and impairment charge for the definite-lived intangible assets. Should industry conditions worsen, additional impairment charges may be required in future periods.
As of June 30, 2019, the Company classified certain service equipment related to the fluids management service line within its Well Support Services segment as assets held for sale in anticipation of the closing of the sale during the third quarter of 2019. During the second quarter of 2019, the Company recognized a loss on disposition of $8.0 million to reduce the carrying value of the assets to their estimated fair values less cost to sell, based on the estimated sales price. For all other periods amounts consist of gains and losses on other miscellaneous equipment.
No impairment charge was recorded for the nine months ended September 30, 2018.
Deferred Financing Costs. Costs incurred to obtain revolver-based financing are capitalized and amortized over the term of the loan using the effective interest method. Costs incurred to obtain non-revolver-based debt financing are presented on the balance sheet as a direct deduction from the carrying amount of the term debt, consistent with debt discounts, and accreted over the term of the loan using the effective interest method.
Leases. The Company adopted Accounting Standards Update ("ASU") No. 2016-02, Leases and its related updates as codified under Accounting Standards Codification ("ASC") 842, Leases ("ASC 842") effective January 1, 2019, using the modified retrospective approach. Under this transition method, leases existing at, or entered into after the adoption date, are required to be recognized and measured. The Company has elected to use the effective date as its date of initial application. Consequently, prior period amounts have not been adjusted and continue to be reflected in accordance with historical accounting treatment. The Company elected the package of practical expedients which permits them not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company also elected the practical expedient to not separate the nonlease components from the associated lease components for all classes of underlying assets, as well as the short-term lease recognition exemption. The Company determined that certain of its service contracts contain lease components, and it was determined that the predominant component within these contracts is the service component. As a result, these service contracts are accounted for under the guidance of ASC 606, Revenue from Contracts with Customers.
The Company determines whether an arrangement is a lease or includes a lease at contract inception. ASC 842 defines a lease as a contract, or part of a contract, that conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use ("ROU") assets and liabilities are recognized at commencement date and initially measured based on the present value of lease payments over the defined lease term. For leases that include options to extend, the Company assesses the likelihood of utilizing those options using a threshold of reasonably certain to renew. For leases where the Company is reasonably certain to renew, those option periods are included within the lease term and, therefore, within the measurement of the ROU asset and lease liability. Certain lease agreements contain provisions for future rent increases. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recognized on the balance sheet. For leases that do not provide an implicit rate, the Company uses its incremental borrowing rate based on information available at the commencement date to determine the present value of lease payments. In order to apply the incremental borrowing rate, a

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

portfolio approach with a collateralized rate was utilized. Assets are grouped based on similar lease terms and economic environments in a manner whereby the Company reasonably expects that the application does not differ materially from a lease-by-lease approach. See Note 2 - Leases for further discussion.
Revenue Recognition. Revenue is recognized in a manner reflecting the transfer of goods or services to customers based on consideration a company expects to receive. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. To achieve this core principle, ASC 606 requires the Company to apply the following five steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to performance obligations in the contract, and (5) recognize revenue when or as the Company satisfies a performance obligation. The five-step model requires management to exercise judgment when evaluating contracts and recognizing revenue. See Note 3 - Revenue Recognition for further discussion.
Share-Based Compensation. The Company’s share-based compensation plan provides the ability to grant equity awards to the Company’s employees, consultants and non-employee directors. As of September 30, 2019, only nonqualified stock options, restricted shares, performance stock and restricted share units had been granted under such plans. The fair value of restricted share grants and restricted share units was based on the closing price of the common stock on the grant date. The Company valued option grants based on the grant date fair value using the Black-Scholes option-pricing model, and the Company valued performance awards with market conditions based on the grant date fair value using a Monte Carlo simulation, both of which require the use of subjective assumptions. The Company recognized share-based compensation expense on a straight-line basis over the requisite service period for the entire award and made estimates of employee terminations and forfeiture rates which impacted the amount of compensation expense that was recorded over the requisite service period. Further information regarding the Company’s share-based compensation arrangements and the related accounting treatment can be found in Note 6 - Stockholders' Equity.
Fair Value of Financial Instruments. The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values given the short-term nature of these instruments.
Equity Method Investments. The Company has investments in joint ventures which are accounted for under the equity method of accounting as the Company has the ability to exercise significant influence over operating and financial policies of the joint venture. Judgment regarding the level of influence over each equity method investment includes considering key factors such as ownership interest, representation on the board of directors, participation in policy-making decisions and material intercompany transactions. Under the equity method, original investments are recorded at cost and adjusted by the Company’s share of undistributed earnings and losses of these investments. The Company eliminates all significant intercompany transactions, including the intercompany portion of transactions with equity method investees, from the consolidated financial results.
Income Taxes. The Company is subject to income and other similar taxes in all areas in which they operate. When recording income tax expense, certain estimates are required because: (a) income tax returns are generally filed months after the close of the Company's annual accounting period; (b) tax returns are subject to audit by taxing authorities and audits can often take years to complete and settle; and (c) future events often impact the timing of when the Company recognizes income tax expenses and benefits.
The Company accounts for income taxes utilizing the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized as income or expense in the period that includes the enactment date.
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In assessing the likelihood and extent that deferred tax assets will be realized, consideration is given to cumulative losses in recent years, projected future taxable income and tax planning strategies. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that a portion or all of the deferred tax assets will not be realized.

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The Company has federal, state and international net operating losses ("NOLs") carried forward from tax years ending before January 1, 2018 that will expire in the years 2020 through 2038. Due to U.S. tax reform, any U.S. federal income tax losses incurred for tax years beginning after December 31, 2017 can be carried forward indefinitely with no carry back available.  In addition, the taxable losses generated in tax years beginning after December 31, 2017 can only offset 80% of taxable income generated in tax years beginning after December 31, 2017. After considering the scheduled reversal of deferred tax liabilities, projected future taxable income, the potential limitation on use of NOLs under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") and tax planning strategies, the Company established a valuation allowance due to the uncertainty regarding the ultimate realization of the deferred tax assets associated with its NOL carryforwards.
As a result of the Company's emergence from Chapter 11 bankruptcy in 2017, the Company believes it experienced an ownership change for purposes of Section 382 of the Code because of its restructuring plan and that consequently its pre-change NOLs are subject to an annual limitation. The ownership change and resulting annual limitation on use of NOLs are not expected to result in the expiration of the Company's NOL carryforwards if it is able to generate sufficient future taxable income within the carryforward periods. However, the limitation on the amount of NOLs available to offset taxable income in a specific year may result in the payment of income taxes before all NOLs have been utilized. Additionally, a subsequent ownership change, including the closing of the Merger, will result in further limitation on the ability to utilize existing NOLs and other tax attributes, which could cause the Company's pre-change NOL carryforwards to expire unused.
The Company recognizes the financial statement effects of a tax position when it is more-likely-than-not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. Previously recognized uncertain tax positions are reversed in the first period in which it is more-likely-than-not that the tax position would be sustained upon examination. Income tax related interest and penalties, if applicable, are recorded as a component of the provision for income tax expense. As of September 30, 2019, the Company had an unrecognized tax benefit balance of $6.0 million related to a deduction for certain fees that were paid using shares of common stock as part of the January 7, 2017 plan of reorganization. This uncertain tax benefit balance is netted against and reduces the Company's net operating loss carryforwards.
Earnings (Loss) Per Share. Basic earnings (loss) per share is based on the weighted average number of common shares ("common shares") outstanding during the applicable period and excludes shares subject to outstanding stock options and shares of restricted stock. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the period plus, when their effect is dilutive, incremental shares consisting of shares subject to outstanding stock options, warrants, restricted stock and restricted share units.
The following is a reconciliation of the components of the basic and diluted earnings (loss) per share calculations for the applicable periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands, except per share amounts)
Numerator:
Net income (loss) attributed to common stockholders	$(49,893)	$10,433	$(183,772)	$59,522
Denominator:
Weighted average common shares outstanding - basic	65,143	67,008	65,084	67,153
Effect of potentially dilutive securities:
Warrants	—	—	—	25
Restricted shares	—	13	—	6
Weighted average common shares outstanding - diluted	65,143	67,021	65,084	67,184
Net income (loss) per common share:
Basic	$(0.77)	$0.16	$(2.82)	$0.89
Diluted	$(0.77)	$0.16	$(2.82)	$0.89

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

A summary of securities excluded from the computation of basic and diluted earnings (loss) per share is presented below for the applicable periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Basic earnings per share:
Unvested restricted shares	889	1,086	969	1,170
Diluted earnings per share:
Anti-dilutive stock options	351	351	351	351
Anti-dilutive warrants	3,528	3,528	3,528	2,352
Anti-dilutive restricted shares	889	1,059	969	1,145
Anti-dilutive restricted share units	830	—	896	—
Potentially dilutive securities excluded as anti-dilutive	5,598	4,938	5,744	3,848
Recent Accounting Pronouncements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"), which amends U.S. GAAP by introducing a new impairment model for financial instruments that is based on expected credit losses rather than incurred credit losses. The new impairment model applies to most financial assets, including trade accounts receivable. In May 2019, the FASB issued ASU No. 2019-05, "Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief ("ASU 2019-05"), which clarifies certain aspects of the amendments in ASU 2016-13. These ASU's are effective for interim and annual reporting periods beginning after December 15, 2019, although it may be adopted one year earlier, and requires a modified retrospective transition approach. The Company does not anticipate the adoption of this standard to have a material impact on its consolidated financial statements.
In February 2018, the FASB issued ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income ("ASU 2018-02"), which allows for a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act and requires certain disclosures about stranded tax effects. ASU 2018-02 is effective for the interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company does not anticipate the adoption of this standard will have a material impact on its consolidated financial statements.
In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting ("ASU 2018-07"), which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 is effective for the interim and annual reporting periods beginning after December 15, 2018. The Company adopted this new accounting standard January 1, 2019, and there was no impact on its consolidated financial statements upon adoption.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13"), which modifies the disclosure requirements for fair value measurements, such as requiring additional disclosure around changes in unrealized gains and losses included in other comprehensive income for Level 3 fair value measurements, as well as additional disclosure around the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for the interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company does not anticipate the adoption of this standard will have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles - Goodwill and Other Internal-Use Software (Subtopic 350-50): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract ("ASU 2018-15"), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for the interim and annual reporting periods beginning after December 15,

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2019, and early adoption is permitted. The Company early adopted this new accounting standard effective January 1, 2019, and there was no impact on its consolidated financial statements upon adoption.
Note 2 - Leases
The Company leases certain property and equipment under non-cancelable operating leases. The Company’s leases typically have initial terms ranging from one to 10 years and often include options to extend or renew for one to five additional years, some of which may include options to terminate the leases. For those leases that include options to extend, the Company assesses the likelihood of utilizing those options using a threshold of reasonably certain to renew. Based on this threshold, for accounting purposes, the Company does not include renewal periods in the measurement of the right-of-use asset and lease liability. As of September 30, 2019, the Company does not have any financing leases, and the Company has no pre-commencement leases that would create significant rights and obligations.
The Company determines whether an arrangement is a lease or includes a lease at contract inception. Operating lease right-of-use assets and liabilities are recognized at commencement date and initially measured based on the present value of lease payments over the defined lease term.
As most of our leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. In order to apply the incremental borrowing rate, a portfolio approach with a collateralized rate is utilized. Assets are grouped based on similar lease terms and economic environments in a manner whereby the Company reasonably expects that the application does not differ materially from a lease-by-lease approach.
The following table summarizes the components of lease expense for the three and nine months ended September 30, 2019:

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
	(In thousands)
Operating lease expense	$2,498	$7,903
Short-term lease expense	155	568
Total lease expense	$2,653	$8,471
The following table summarizes the Company's future minimum lease payments as of September 30, 2019. In addition, the table presents the present value of the future lease payments, which are reflected in the current portion of lease liability and long-term lease liability, within the Company's consolidated balance sheet:

Years Ending December 31,	(In thousands)
2019	$2,269
2020	7,348
2021	6,017
2022	5,325
2023	3,837
Thereafter	21
Total future minimum lease payments	$24,817
Less: Present value discount	(3,090)
Present value of future minimum lease payments	$21,727
As of December 31, 2018, the Company's future minimum lease payments under non-cancelable operating leases for the subsequent five years through December 31, 2023 and thereafter were as follows:

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Years Ending December 31,	(In thousands)
2019	$9,204
2020	6,962
2021	5,654
2022	5,185
2023	3,838
Thereafter	21
Total future minimum lease payments	$30,864
The following tables summarize the Company's weighted average remaining lease term and weighted average discount rate as of September 30, 2019 and operating lease cash flow information for the nine months ended September 30, 2019:

September 30, 2019
Lease Term and Discount Rate
Weighted average remaining lease term (in years):
Operating leases	3.6
Weighted average discount rate:
Operating leases	8.0%

Nine Months Ended September 30, 2019
(In thousands)
Cash Flows from Operating Activities
Cash outflows from operating leases	$6,974
Non-cash operating activities
Right-of-use assets in exchange for operating lease obligations (1)	$30,864
(1) Includes initial measurement of right-of-use asset
Note 3 - Revenue Recognition
The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. To achieve this core principle, ASC 606 requires the Company to apply the following five steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to performance obligations in the contract, and (5) recognize revenue when or as the Company satisfies a performance obligation. The five-step model requires management to exercise judgment when evaluating contracts and recognizing revenue.
Identify the Contract and Determine Transaction Price
The Company typically provides its services (i) under term pricing agreements; (ii) under contracts that include dedicated fleet or unit arrangements; (iii) on a spot market basis; and (iv) under term contracts that include "take-or-pay" provisions.

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Under term pricing agreements, the Company and customer agree to set pricing for a specified period of time. The agreed-upon pricing is subject to periodic review, as specifically defined in the agreement, and may be adjusted upon the agreement of both parties. These agreements typically do not feature provisions obligating either party to commit to a certain utilization level. Additionally, these agreements typically allow either party to terminate the agreement for its convenience without incurring a termination penalty.
Under dedicated unit arrangements, customers typically commit to targeted utilization levels based on a specified number of fracturing stages per calendar month or fulfilling the customer's requirements, in either instance at agreed-upon pricing. These agreements typically do not feature obligations to pay for services not used by the customer. In addition, the agreed-upon pricing is typically subject to periodic review, as specifically defined in the agreement, and may be adjusted upon the agreement of both parties. These contracts also typically allow for termination for either party's convenience with a brief notice period and may feature a termination penalty in the event the customer terminates the contract for its convenience.
Rates for services performed on a spot market basis are based on an agreed-upon spot market rate unique to each service line.
Under term contracts with "take-or-pay" provisions, the Company’s customers are typically obligated to pay on a monthly basis for a specified quantity of services, whether or not those services are actually utilized. To the extent customers use more than the specified contracted minimums, the Company will charge a pre-agreed amount for the provision of such additional services, which amounts are typically subject to periodic review. In addition, these contracts typically feature a termination penalty in the event the customer terminates the contract for its convenience.
"Take-or-pay" provisions are considered stand ready performance obligations. The Company recognizes "take-or-pay" revenues using a time-based measure of progress, as the Company cannot reasonably estimate if and when the customer will require the Company to provide the services; likewise, the customer benefits as the Company is standing by to provide such services.
Identify and Satisfy the Performance Obligations
The majority of the Company’s performance obligations are satisfied over time. The Company has determined this best represents the transfer of value from its services to the customer as performance by the Company helps to enhance a customer controlled asset (e.g., unplugging a well, enabling a well to produce oil or natural gas). Measurement of the satisfaction of the performance obligation is measured using the output method, which is typically evidenced by a field ticket. A field ticket includes items such as services performed, consumables used, and man hours incurred to complete the job for the customer. Each field ticket is used to invoice customers. Payment terms for invoices issued are in accordance with a master services agreement with each customer, which typically require payment within 30 days of the invoice issuance.
A portion of the Company’s contracts contain variable consideration; however, this variable consideration is typically unknown at the time of contract inception, and is not known until the job is complete, at which time the variability is resolved. Examples of variable consideration include the number of hours that will be incurred and the volumes of consumables (such as chemicals and proppants) that will be used to complete a job.
In the course of providing services to its customers, the Company may use consumables; for example, in the Company’s fracturing business, chemicals and proppants are used in the fracturing service for the customer. ASC 606 requires that goods or services promised to a customer be identified separately when they are distinct within the contract. However, the consumables are used to complete the service for the customer and are not beneficial to the customer on their own. As such, the consumables are not a separate performance obligation, but instead are combined with the other services within the context of the contract and accounted for as a single performance obligation.
Remaining Performance Obligations
The Company invoices its customers for the services provided at contractual rates multiplied by the applicable unit of measurement, including volume of consumables used and hours incurred. In accordance with ASC 606, the Company has elected the "Right to Invoice" practical expedient for all contracts, which allows the Company to invoice its customers in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date. With this election, the Company is not required to disclose information about the variable consideration related to its remaining p

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

erformance obligations. For those contracts with a term of more than one year, the Company had approximately $7.0 million of unsatisfied performance obligations as of September 30, 2019, which will be recognized as services are performed over the remaining contractual terms.
Contract Balances
Accounts receivable as presented on the Company’s consolidated balance sheets represent amounts due from customers for services provided. Bad debt expense of $3.8 million and $1.8 million was included as a component of direct costs on the consolidated statements of operations for the nine months ended September 30, 2019 and 2018, respectively.
The Company does not have any contracts in which it performs services for customers and payment for those services are contingent upon a future event (e.g., satisfaction of another performance obligation). As such, there are no contingent revenues or other contract assets recorded in the financial statements.
The Company does not have any significant contract costs to obtain or fulfill contracts with customers; as such, no amounts are recognized on the consolidated balance sheet.
The following is a description of the Company’s core service lines separated by reportable segments from which the Company generates its revenue. For additional detailed information regarding reportable segments, see Note 8 - Segment Information.
Completion Services Segment
Fracturing Services Revenue. Through its fracturing service line, the Company provides fracturing services (i) under term pricing agreements; (ii) under contracts that include dedicated fleet arrangements; (iii) on a spot market basis; or (iv) under term contracts that include "take-or-pay" provisions. Revenue is typically recognized, and customers are invoiced upon the completion of each job, which can consist of one or more fracturing stages. Once a job has been completed, a field ticket is generated that includes charges for the services performed and the consumables (such as chemicals and proppants) used during the course of service. The field tickets may also include charges for any additional equipment used on the job and other miscellaneous consumables.
Cased-hole Wireline & Pumpdown Services Revenue. Through its cased-hole wireline & pumpdown services business, the Company provides cased-hole wireline, pumpdown, wireline logging, perforating, well site make-up and pressure testing and other complementary services, typically on a spot market basis. Jobs for these services are typically short-term in nature, lasting anywhere from a few hours to multiple days. The Company typically charges the customer for these services on a per job basis at agreed-upon spot market rates. Revenue is recognized based on a field ticket issued upon the completion of the job.
Other Completion Services Revenue. The Company generates revenue from its research and technology ("R&T") department, which is primarily engaged in the engineering and production of certain parts and components, such as perforating guns and addressable switches, which are used in the completion process. For R&T, the performance obligation is satisfied at a point in time. The Company recognizes revenue at the point in time in which each order of parts and components are delivered to and accepted by the customer because the customer obtains control along with the risks and rewards of ownership of the products at such time. Once delivered, the Company has the right to invoice the customer.
Well Construction and Intervention Services Segment
Cementing Services Revenue. The Company provides cementing services on a spot market or project basis. Jobs for these services are typically short-term in nature and are generally completed in a few hours. The Company typically charges the customer for these services on a per job basis at agreed-upon spot market rates or agreed-upon job pricing for a particular project. Revenue is recognized and customers are invoiced upon the completion of each job based on a field ticket, which includes charges for the services performed and the consumables used during the course of service.
Coiled Tubing Services Revenue. The Company provides a range of coiled tubing services primarily used for fracturing plug drill-out during completion operations and for well workover and maintenance, primarily on a spot market basis. Jobs for these services are typically short-term in nature, lasting anywhere from a few hours to multiple days. Revenue is

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

recognized upon completion of each day’s work based upon a completed field ticket. The field ticket includes charges for the services performed and the consumables used during the course of service. The field ticket may also include charges for the mobilization and set-up of equipment, the personnel on the job, any additional equipment used on the job, and other miscellaneous consumables. The Company typically charges the customer for the services performed and resources provided on an hourly basis at agreed-upon spot market rates or pursuant to pricing agreements.
Well Support Services Segment
Rig Services Revenue. Through its rig service line, the Company provides workover and well servicing rigs that are primarily used for routine repair and maintenance of oil and gas wells, re-drilling operations and plug and abandonment operations. These services are provided on an hourly basis at prices that approximate spot market rates. Revenue is recognized and a field ticket is generated upon the earliest of the completion of a job or at the end of each day. A rig services job can last anywhere from a few hours to multiple days depending on the type of work being performed. The field ticket includes the base hourly rate charge and, if applicable, charges for additional personnel or equipment not contemplated in the base hourly rate. The field ticket may also include charges for the mobilization and set-up of equipment.
Fluids Management Services Revenue. Through its fluids management service line, the Company primarily provides storage, transportation and disposal services for fluids used in the drilling, completion and workover of oil and gas wells. Rates for these services vary and can be on a per job, per hour, or per load basis, or on the basis of quantities sold or disposed. Revenue is recognized upon the completion of each job or load, or delivered product, based on a completed field ticket.
Other Special Well Site Services Revenue. Through its other special well site service line, the Company primarily provides fishing, contract labor and tool rental services for completion and workover of oil and gas wells. Rates for these services vary and can be on a per job, per hour or on the basis of rental days per month. Revenue is recognized based on a field ticket issued upon the completion of each job or on a monthly billing for rental services provided.

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Disaggregation of Revenue
The following tables disaggregate revenue by the Company's reportable segments, core service lines and geography:

	Three Months Ended September 30, 2019
	Completion Services	WC&I	Well Support Services	Total
	(In thousands)
Product Service Line
Fracturing	$202,932	$—	$—	$202,932
Cased-hole Wireline & Pumpdown	88,016	—	—	88,016
Cementing	—	36,903	—	36,903
Coiled Tubing	—	23,414	—	23,414
Rig Services	—	—	59,376	59,376
Fluids Management	—	—	23,087	23,087
Other	6,875	—	12,060	18,935
	$297,823	$60,317	$94,523	$452,663
Geography
West Texas	$125,691	$33,089	$17,994	$176,774
South Texas / South East	68,707	9,240	3,930	81,877
Rockies / Bakken	38,195	3,872	8,216	50,283
California	5,116	—	62,057	67,173
Mid-Con	47,760	3,398	2,326	53,484
North East	10,700	10,718	—	21,418
Other	1,654	—	—	1,654
	$297,823	$60,317	$94,523	$452,663

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Three Months Ended September 30, 2018
	Completion Services	WC&I	Well Support Services	Total
	(In thousands)
Product Service Line
Fracturing	$251,504	$—	$—	$251,504
Cased-hole Wireline & Pumpdown	112,816	—	—	112,816
Cementing	—	66,603	—	66,603
Coiled Tubing	—	29,059	—	29,059
Rig Services	—	—	55,182	55,182
Fluids Management	—	—	33,347	33,347
Other	8,955	—	10,458	19,413
	$373,275	$95,662	$98,987	$567,924
Geography
West Texas	$147,567	$52,652	$25,531	$225,750
South Texas / South East	112,258	12,167	8,086	132,511
Rockies / Bakken	46,613	5,100	8,376	60,089
California	5,837	—	48,782	54,619
Mid-Con	41,868	13,122	7,504	62,494
North East	16,952	12,621	708	30,281
Other	2,180	—	—	2,180
	$373,275	$95,662	$98,987	$567,924

	Nine Months Ended September 30, 2019
	Completion Services	WC&I	Well Support Services	Total
	(In thousands)
Product Service Line
Fracturing	$658,635	$—	$—	$658,635
Cased-hole Wireline & Pumpdown	262,516	—	—	262,516
Cementing	—	139,367	—	139,367
Coiled Tubing	—	72,752	—	72,752
Rig Services	—	—	173,263	173,263
Fluids Management	—	—	97,860	97,860
Other	26,194	—	33,927	60,121
	$947,345	$212,119	$305,050	$1,464,514
Geography
West Texas	$381,035	$110,868	$67,898	$559,801
South Texas / South East	215,541	31,206	22,708	269,455
Rockies / Bakken	108,593	16,111	23,966	148,670
California	14,665	—	176,006	190,671
Mid-Con	165,768	17,011	14,472	197,251
North East	57,507	36,923	—	94,430
Other	4,236	—	—	4,236
	$947,345	$212,119	$305,050	$1,464,514

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Nine Months Ended September 30, 2018
	Completion Services	WC&I	Well Support Services	Total
	(In thousands)
Product Service Line
Fracturing	$809,850	$—	$—	$809,850
Cased-hole Wireline & Pumpdown	327,947	—	—	327,947
Cementing	—	197,480	—	197,480
Coiled Tubing	—	84,605	—	84,605
Rig Services	—	—	155,343	155,343
Fluids Management	—	—	99,270	99,270
Other	22,518	81	34,351	56,950
	$1,160,315	$282,166	$288,964	$1,731,445
Geography
West Texas	$496,885	$157,935	$75,639	$730,459
South Texas / South East	346,880	37,885	26,141	410,906
Rockies / Bakken	129,698	15,639	27,712	173,049
California	16,681	—	133,182	149,863
Mid-Con	116,320	35,459	23,611	175,390
North East	48,406	35,248	1,988	85,642
Other	5,445	—	691	6,136
	$1,160,315	$282,166	$288,964	$1,731,445
Note 4 - Debt
Credit Facility
The Company and certain of its subsidiaries (the "Borrowers") were parties to an asset-based revolving credit agreement with, among other lenders, JPMorgan Chase Bank, N.A., as administrative agent (the "Agent"), which was set to mature on May 1, 2023 (the "Credit Facility"). In connection with the completion of the Merger, on October 31, 2019, the Company terminated all outstanding commitments under the Credit Facility. In connection with this termination, all outstanding obligations for principal, interest and fees under the Credit Agreement were paid in full and all liens securing obligations under the Credit Agreement were released.
The Credit Facility allowed the Borrowers to incur revolving loans in an aggregate amount up to the lesser of (a) $400.0 million or (b) a borrowing base (the "Loan Cap"), which borrowing base was based upon the value of the Borrowers’ accounts receivable, inventory and restricted cash, subject to eligibility criteria and customary reserves which may have been modified in the Agent’s permitted discretion. The Credit Facility also provided for the issuance of letters of credit, which would further reduce borrowing capacity thereunder. As of September 30, 2019, there were no loans outstanding under the Credit Facility, and there were $31.0 million in letters of credit outstanding under the Credit Facility. The Company had available borrowing capacity of approximately $231.3 million as of September 30, 2019.
The Borrowers paid a fee quarterly in arrears to the Agent on the unused portion of the Credit Facility equal to (i) 0.5% per annum if average utilization is less than or equal to 25% or (ii) 0.375% per annum if average utilization is greater than 25%.
The Borrowers’ obligations under the Credit Facility were secured by liens on a substantial portion of the Borrowers’ personal property, subject to certain exclusions and limitations. The Credit Facility contained covenants that limit the Borrowers’ ability to incur additional indebtedness, grant liens, make loans, make acquisitions or investments, make distributions, merge into or consolidate with other persons, or engage in certain asset dispositions. The Credit Facility also contained a financial covenant which required the Company to maintain a monthly minimum fixed charge coverage ratio of 1.0:1.0 upon the occurrence of an event of default or on any date upon which the excess availability is less than the greater of (x) 12.5% of the Loan Cap and (y) $30.0 million. The fixed charge coverage ratio was generally defined in the Credit Facility as the ra

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

tio of (i) EBITDA minus certain capital expenditures and cash taxes paid to (ii) the sum of cash interest expenses, scheduled principal payments on borrowed money and certain distributions.
As of September 30, 2019, the Company was in compliance with all financial covenants of the Credit Facility.

Note 5 - Definite-Lived Intangible Assets
The Company reviews definite-lived intangible assets along with PP&E for impairment when events or changes in circumstances (a triggering event) indicate that the asset may have a net book value in excess of recoverable value. As of June 30, 2019, management determined that the softness in the energy equity markets and the consequential negative impact on the Company's market capitalization, when compared to its book value of equity, was significant enough to be considered a triggering event. Recoverability testing indicated the carrying value of the intangible assets and PP&E associated with the Company’s cementing asset group within the Company's WC&I Services segment were less than the estimated undiscounted cash flows. As a result, the Company estimated the fair value of the cementing definite-lived intangible assets. Customer relationships were valued using the income approach, specifically an excess earnings method. Trade names were valued primarily utilizing the relief from royalty method of the income approach. The non-compete was valued using the with and without methodology. Significant unobservable inputs and assumptions included customer attrition rates, forecasted revenue and margins, contributory asset charges, applicable royalty rates, remaining useful lives, tax rates and applicable discount rates.
The fair value of these assets was then compared to their carrying value which resulted in an impairment charge of $56.2 million during the second quarter of 2019.
The change in the carrying amounts of definite-lived intangible assets for the nine months ended September 30, 2019 are as follows:

	Amortization Period	December 31, 2018	Impairment Expense	Amortization Expense	September 30, 2019
		(In thousands)
Customer relationships	15 years	$58,100	$(58,100)	$—	$—
Trade name	10-15 years	68,300	(4,800)	—	63,500
Non-compete	5 years	1,600	(1,200)	—	400
		128,000	(64,100)	—	63,900
Less: accumulated amortization		(12,928)	7,885	(5,520)	(10,563)
Intangible assets, net		$115,072	$(56,215)	$(5,520)	$53,337
Note 6 - Stockholders' Equity
Special Cash Dividend
On October 22, 2019, the Company ratified its prior declaration of a special cash dividend of $1.00 per share on all of the Company's outstanding common stock to holders of record at the close of business on October 18, 2019. On October 30, 2019, the Company paid $65.1 million related to the declared dividend with an additional $1.7 million remaining to be paid in connection with outstanding unvested equity compensation awards.
Stock Repurchases
On July 31, 2018, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $150.0 million of the Company’s common stock over a twelve month period starting August 1, 2018 and ending July 31, 2019. The program did not obligate the Company to purchase a specified number of shares of common stock during the period or at all and was subject to suspension at any time at the Company’s discretion.
During 2018, C&J executed $40.4 million of total stock repurchases at an average price of $16.55 per share, representing a total of approximately 2.4 million shares of the Company's common stock, of which $3.3 million of stock repurchases were settled during 2019. No further repurchases were made under the program prior to its expiration.
Share-Based Compensation
The Company adopted the C&J Energy Services, Inc. 2017 Management Incentive Plan (as amended from time to time, the "MIP") as of January 6, 2017. The MIP provided for the grant of share-based awards to the Company’s employees, consultants and non-employee directors. The following types of awards were available for issuance under the MIP: incentive stock options and nonqualified stock options, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights, performance awards, share awards, other share-based awards and substitute awards. As of September 30, 2019, only nonqualified stock options, restricted shares, performance stock and restricted share units have been awarded under the MIP.
A total of approximately 8.0 million shares of common stock were originally authorized and approved for issuance under the MIP. The number of shares of common stock available for issuance under the MIP was subject to adjustment in the event of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, share dividend, share split or reverse share split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or any similar corporate event or transaction. The number of shares of common stock available for issuance may have also increased due to the termination of an award granted under the MIP or by expiration, forfeiture, cancellation or otherwise without the issuance of the common stock.
Restricted Share Units ("RSU")
As of September 30, 2019, the Company had approximately 0.8 million RSU's outstanding to employees. The Company had approximately $8.5 million in unrecognized compensation cost related to RSU's to be expensed over a weighted average remaining service period of 2.2 years. During the nine months ended September 30, 2019, the Company granted approximately 0.1 million RSU's to employees under the MIP, at a fair market value between $9.81 and $14.86 per RSU. The RSU's would hav

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

e vested over three years of continuous service from the grant date, with one-third vesting on each of the first, second and third anniversaries.
Stock Options
As of September 30, 2019, the Company had approximately 0.4 million options outstanding to employees, including 0.1 million unvested options. The Company had approximately $0.7 million in unrecognized compensation cost related to stock options to be expensed over a weighted average remaining service period of 0.9 years. During the nine months ended September 30, 2019, no stock options were granted by the Company.
Restricted Stock
As of September 30, 2019, the Company had approximately 0.5 million shares of restricted stock outstanding to employees and non-employee directors. The Company had approximately $9.1 million in unrecognized compensation cost related to restricted stock to be expensed over a weighted average remaining service period of 1.0 years. During the nine months ended September 30, 2019, the Company did not have any material grants of restricted stock.
Performance Stock
As of September 30, 2019, the Company had approximately 0.4 million shares of performance stock outstanding. The Company had approximately $5.1 million in unrecognized compensation cost related to performance stock to be expensed over a weighted average remaining service period of 2.0 years. During the nine months ended September 30, 2019, the Company did not have any material grants of Performance Stock.
Effects of Merger
In connection with the Merger and pursuant to the Merger Agreement:

•
each performance share award that was outstanding immediately prior to the effective time of the Merger other than a vested performance share award was assumed by NexTier and remains subject to the same terms (excluding any performance-based vesting requirements) as were applicable to the performance share award, but were converted into an award with respect to a number of NexTier shares equal to the product of (i) the number of shares subject to such performance share award and (ii) the exchange ratio of 1.6149 (the "Exchange Ratio"). The number of shares converted assumed the performance metrics were achieved at target levels, vested performance share awards were deemed to have been settled with NexTier shares;

•
each RSU award was assumed by NexTier and remains subject to the same terms and conditions as were applicable to such restricted share unit award, but were converted into an award with respect to a number of NexTier shares equal to the product of (i) the number of shares subject to the restricted share unit award immediately prior to the date of the Merger and (ii) the Exchange Ratio;

•
each restricted stock award outstanding immediately prior to the Merger was assumed by NextTier and remains subject to the same terms and conditions as were applicable to such restricted stock award, but were converted into an award with respect to a number of shares of common stock (rounded up to the nearest whole share) equal to the product of (i) the number of shares of common stock subject to such restricted stock award and (ii) the Exchange Ratio;

•
each Company option, whether vested or unvested, that was outstanding immediately prior to the Merger was assumed by NexTier and remains subject to the same terms and conditions as were applicable to such option, but vested and converted into an option to purchase a number of NexTier shares equal to the product of (i) the number of share subject to the option immediately prior to the effective time of the Merger and (ii) the Exchange Ratio (rounded down to the nearest whole share), with per share exercise price equal to (a) the per share exercise price applicable to such option immediately prior to the effective time of the Merger divided by (b) the Exchange Ratio (rounded to the nearest whole cent); and

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

•
each outstanding warrant to purchase shares was deemed exercised on the last trading day prior to the closing date in accordance with the terms and conditions thereof. No warrants to purchase shares were outstanding at the effective time of the Merger.

Note 7 - Commitments and Contingencies
Environmental Regulations & Liabilities
The Company is subject to various federal, state and local environmental laws and regulations that establish standards and requirements for the protection of the environment. These laws and regulations can change from time to time and may have retroactive effectiveness and impose new obligations on the Company. The Company continues to monitor the status of these laws and regulations. However, the Company cannot predict the future impact of such standards and requirements on its business.
Environmental risk is inherent to the Company's business and the Company maintains insurance coverage to mitigate its exposure to environmental liabilities. Currently, the Company is not aware of any environmental violations or liabilities that would have a material adverse effect upon its consolidated financial position, liquidity or capital resources. However, management does recognize that by the very nature of its business, material costs could be incurred from time to time to maintain compliance or in response to an environmental incident. The amount of such future expenditures is not determinable due to several factors, including the unknown magnitude of possible regulation or liabilities, the unknown timing and extent of the corrective actions which may be required, the determination of the Company’s liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnification.
Litigation
The Company is, and from time to time may be, involved in claims and litigation arising in the ordinary course of business. Because there are inherent uncertainties in the ultimate outcome of such matters, it is difficult to determine or otherwise predict with any certainty the ultimate outcome of any pending or potential claims or litigation against the Company; however, management believes that the outcome of those matters that are presently known to the Company will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.
Sales and Use Tax Audits
From time to time, the Company is subject to sales and use tax audits that could result in additional taxes, penalties and interest owed to various taxing authorities. In October 2019, as part of a sales and use tax audit the Texas State Comptroller's office issued a preliminary position letter stating its position with regard to the audit for the periods from 2011 to 2016. The Company disagrees with many aspects of the preliminary report and intends to contest the states position through litigation if necessary. However, due to the inherent uncertainty of the audit and protest process, during the third quarter of 2019, the Company recorded a $22.1 million sales tax accrual in connection with this ongoing audit. In the aggregate, the Company had $27.5 million and $4.1 million of sales and use tax accruals recorded within accrued expenses on the consolidated balance sheets as of September 30, 2019 and December 31, 2018, respectively.
Note 8 - Segment Information
In accordance with ASC No. 280 - Segment Reporting ("ASC 280"), the Company routinely evaluates whether its separate operating and reportable segments have changed. This determination is made based on the following factors: (1) the Company’s chief operating decision maker ("CODM") is currently managing each operating segment as a separate business and evaluating the performance of each segment and making resource allocation decisions distinctly and expects to do so for the foreseeable future, and (2) discrete financial information for each operating segment is available.
As of September 30, 2019, the Company's operating and reportable segments were: (i) Completion Services, (ii) WC&I and (iii) Well Support Services. This segment structure reflects the financial information and reports used by the Company’s management, including its CODM, to make decisions regarding the Company’s business, including performance evaluation and resource allocation decisions.
The following is a brief description of the Company's reportable segments:
Completion Services
The Company’s Completion Services segment consists of the following businesses and service lines: (1) fracturing services; (2) cased-hole wireline and pumpdown services; and (3) completion support services, which includes the Company's R&T department.
Well Construction and Intervention Services
The Company’s WC&I Services segment consists of the following businesses and service lines: (1) cementing services and (2) coiled tubing services. During the first quarter of 2018, the Company exited its directional drilling business.
Well Support Services
The Company’s Well Support Services segment consists of the following businesses and service lines: (1) rig services; (2) fluids management services; and (3) other specialty well site services. During the first quarter of 2018, the Company decided to exit its artificial lift business.

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The following table summarizes certain financial information related to the Company’s reportable segments.

	Completion Services	WC&I	Well Support Services	Corporate/Elimination	Total
	(In thousands)
Three months ended September 30, 2019
Revenue from external customers	$297,823	$60,317	$94,523	$—	$452,663
Inter-segment revenues	11	—	4	(15)	—
Depreciation and amortization	35,545	6,014	7,717	1,848	51,124
Operating income (loss)	7,690	(1,414)	(3,261)	(51,946)	(48,931)
Net income (loss)	7,613	(1,411)	(3,660)	(52,435)	(49,893)
Adjusted EBITDA	48,992	7,727	11,329	(17,407)	50,641
Capital expenditures	8,701	2,655	7,036	946	19,338
Nine months ended September 30, 2019
Revenue from external customers	$947,345	$212,119	$305,050	$—	$1,464,514
Inter-segment revenues	144	—	77	(221)	—
Depreciation and amortization	112,289	22,849	28,333	5,503	168,974
Operating income (loss)	23,927	(88,776)	(12,278)	(105,055)	(182,182)
Net income (loss)	23,354	(88,804)	(12,180)	(106,142)	(183,772)
Adjusted EBITDA	151,129	21,098	31,700	(51,749)	152,178
Capital expenditures	65,873	13,330	20,374	11,034	110,611
As of September 30, 2019
Total assets	$696,100	$151,230	$204,741	$259,602	$1,311,673
Three months ended September 30, 2018
Revenue from external customers	$373,275	$95,662	$98,987	$—	$567,924
Inter-segment revenues	195	—	36	(231)	—
Depreciation and amortization	32,394	10,752	16,248	1,354	60,748
Operating income (loss)	31,119	7,071	(5,995)	(22,819)	9,376
Net income (loss)	30,940	7,071	(5,832)	(21,746)	10,433
Adjusted EBITDA	66,958	17,440	11,265	(18,290)	77,373
Capital expenditures	65,759	13,766	6,952	1,996	88,473
Nine months ended September 30, 2018
Revenue from external customers	$1,160,315	$282,166	$288,964	$—	$1,731,445
Inter-segment revenues	478	—	185	(663)	—
Depreciation and amortization	84,490	30,670	42,769	3,549	161,478
Operating income (loss)	144,644	20,870	(18,517)	(86,386)	60,611
Net income (loss)	143,279	21,092	(18,292)	(86,557)	59,522
Adjusted EBITDA	232,849	53,686	28,314	(67,005)	247,844
Capital expenditures	202,726	28,710	10,704	2,123	244,263
As of December 31, 2018
Total assets	$713,738	$249,712	$233,650	$227,354	$1,424,454
The CODM evaluates reportable segment performance and allocates resources based on total earnings (loss) before net interest expense, income taxes, depreciation and amortization, other income (expense), net gain or (loss) on disposal of assets, merger/transaction-related costs, non-cash share-based compensation and non-routine items ("Adjusted EBITDA"), because Adjusted EBITDA is considered an important measure of each reportable segment’s performance. Adjusted EBITDA at the segment level is not considered to be a non-GAAP financial measure as it is the Company's segment measure of profit and loss and is required to be disclosed under GAAP pursuant to ASC 280. During the first quarter of 2019, Adjusted EBITDA,

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

the Company's segment measure of profit and loss, was changed to exclude non-cash share-based compensation expense. Prior period amounts have been adjusted for comparability.
Management believes that the disclosure of Adjusted EBITDA on a consolidated basis allows investors to make a direct comparison to competitors, without regard to differences in capital and financing structure. Investors should be aware, however, that there are limitations inherent in using Adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. An improving trend in Adjusted EBITDA may not be indicative of an improvement in the Company’s profitability. To compensate for the limitations in utilizing Adjusted EBITDA as an operating measure, management also uses U.S. GAAP measures of performance, including operating income (loss) and net income (loss), to evaluate performance, but only with respect to the Company as a whole and not on a reportable segment basis.
As required under Item 10(e) of Regulation S-K of the Exchange Act, included below is a reconciliation of consolidated Adjusted EBITDA, a non-GAAP financial measure, from net income (loss), which is the nearest comparable U.S. GAAP financial measure on a consolidated basis for the three and nine months ended September 30, 2019 and 2018.

	Three Months Ended September 30,
	2019	2018
	(In thousands)
Net income (loss)	$(49,893)	$10,433
Depreciation and amortization	51,124	60,748
Gain (loss) on disposal of assets	(263)	1,170
Interest expense, net	253	669
Other (income) expense, net	709	(222)
Income tax benefit	—	(1,504)
Severance and business divestiture costs	10,074	1,282
Inventory reserve	2,448	—
Merger/transaction-related costs	6,523	—
Non-cash share-based compensation, excluding severance	4,369	4,071
Legal settlements	3,000	500
Sales tax accrual	22,160	—
Restructuring costs	137	226
Adjusted EBITDA	$50,641	$77,373

	Nine Months Ended September 30,
	2019	2018
	(In thousands)
Net income (loss)	$(183,772)	$59,522
Depreciation and amortization	168,974	161,478
Impairment expense	79,935	—
(Gain) loss on disposal of assets	10,456	730
Interest expense, net	1,042	3,282
Other (income) expense, net	693	264
Income tax benefit	(145)	(2,457)
Severance and business divestiture costs	21,079	7,461
Inventory reserve	2,448	—
Merger/transaction-related costs	9,163	970
Non-cash share-based compensation, excluding severance	15,232	12,581
Legal settlements	3,600	1,000
Sales tax accrual	22,160	—
Restructuring costs and other	1,313	3,013
Adjusted EBITDA	$152,178	$247,844

KING MERGER SUBS II LLC
(SUCCESSOR IN INTEREST TO C&J ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 9 - Supplemental Cash Flow Disclosures
Listed below are supplemental cash flow disclosures for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,
	2019	2018
	(In thousands)
Cash paid for interest	$(437)	$(1,063)
Cash refunded from income taxes	$2,250	$4,069
Non-cash investing and financing activity:
Change in accrued capital expenditures	$(4,534)	$15,190